Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4, of our report dated March 25, 2019 (which includes an explanatory paragraph relating to Mudrick Capital Acquisition Corporation’s ability to continue as a going concern) relating to the balance sheets of Mudrick Capital Acquisition Corporation as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2018 and for the period from August 28, 2017 (inception) through December 31, 2017, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
February 14, 2020